Exhibit 99.1

BPZ Energy Provides Block Z-1 Oil Production Volumes and Corvina Field Update

Houston, TX ‒ July 25, 2012 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today provided an update on Block Z-1 production volumes, as well as the Corvina workover program and the new CX-15 platform.

Block Z-1 First Half and Second Quarter 2012 Production

For the first half of 2012, average total production from the Corvina and Albacora fields at offshore Block Z-1 was 3,715 barrels of oil per day (bopd), compared to 4,100 bopd for the same period last year.  All production numbers noted in the release are on a 100% gross basis.

For the second quarter ended June 30, 2012, total oil production from the offshore Corvina and Albacora fields in Block Z-1 was 323 thousand barrels (MBbls), or 3,550 barrels of oil per day bopd, compared to 353 thousand barrels, or 3,880 bopd in the first quarter of 2012.

Corvina Workover Program

Reduced Block Z-1 production in the second quarter compared to the first quarter of 2012 was mostly due to lower production at Corvina, as Albacora production was relatively stable.  Corvina’s CX-11 platform will undergo a new six-well workover program at an estimated cost of $12 million to optimize production.  The workover program, among other objectives, is intended to correct a mechanical problem in one of the two active CX-11 gas reinjection wells that is affecting the performance of two oil producing wells.  This mechanical problem started in early July, and has reduced the field’s production to approximately 2,000 bopd.  This workover program will begin in early August as the contracted workover rig is currently being mobilized to the CX-11 platform.

Block Z-1 is currently producing a total of approximately 3,000 bopd, including the Albacora field.

CX-15 Platform

Fabrication of the new CX-15 platform has been completed in the Wison Nantong yard in China.  As previously announced, the CX-15 platform has 24 drilling slots and comes with all of the required production and reinjection equipment.  Additional ancillary equipment is being shipped to Peru for installation at Corvina, as planned.

Load out of the new CX-15 platform is expected to begin on July 28th after arrival of the Norwegian flagged Osprey transport vessel, part of the Offshore Heavy Transport Company fleet.  Load out is expected to take up to 10 days, with the Osprey expected to sail out with the CX-15 platform  the week of August 5th.  It is estimated that the Osprey will take about four to five weeks to arrive offshore Peru, which would then allow for the CX-15 platform installation in the second half of September.  The corresponding drilling and operational permit is expected to be obtained prior to mobilizing the contracted drilling rig into the CX-15 platform, with commencement of the new drilling campaign scheduled for October.

The Osprey is a semi-submersible heavy lift vessel designed for transportation of offshore and on-shore facilities.  For more information about the Osprey and its transport of the CX-15 to Peru, please visit: www.oht.no/en/FLEET/Osprey/#deta_main and http://www.oht.no/en/NEWS/OHT-to-transport-and-mate-by-float-over-topside-and-floater.

President and CEO Manolo Zúñiga commented, “The collaboration with our new partner’s reservoir engineering team has helped to identify areas for improvement during the upcoming Corvina workover program.

We are also very excited about the upcoming arrival of the new CX-15 platform at Corvina, which should serve as our catalyst for near-term production growth.  With fabrication now complete, detailed preparations continue for its scheduled arrival offshore Peru in September.  In the interim, processing of 3D seismic data already acquired at Block Z-1 has begun, and seismic acquisition of the remaining areas not yet covered at the block is expected to continue in August.  The financial commitments of our joint venture partner Pacific Rubiales Energy Corp. on our Block Z-1 capital and exploratory expenditures have helped enhance our financial and capital resources so that we can continue executing on our key initiatives to increase shareholder value.”

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru.  In partnership with Pacific Rubiales Energy Corp., the Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field.  In addition, the Company is pursuing the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador.  Please visit the Company's website at www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful installation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Cautionary Statement Regarding Certain Information Releases

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges.  As such PRE may be subject to different information disclosure requirements than the Company.  Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company.  The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Contact:

A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com